Exhibit 99.1

INSTRUCTIONS AS TO USE OF

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

SUBSCRIPTION RIGHTS CERTIFICATES

The following instructions relate to a subscription rights offering (the “Subscription Rights Offering”) by Keystone Consolidated Industries, Inc., a Delaware corporation (the “Company”), made to the holders of record of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s prospectus, dated [•], 2011 (the “Prospectus”).  Holders of record of Common Stock as of 5:00 p.m., New York City time, on [•], 2011 (the “Record Date”), are receiving non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”).

An aggregate of up to 3,025,483 Underlying Shares are being offered by the Prospectus.  Each holder of record will receive one Subscription Right for each share of Common Stock owned of record as of the Record Date.

The Subscription Rights will expire, if not exercised, by 5:00 p.m., New York City time, on [•], 2011, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”).  After the Expiration Date, unexercised Subscription Rights will be null and void.  The Company will not be obligated to honor any purported exercise of Subscription Rights received by Computershare Trust Company, N.A. (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, unless the Subscription Rights holder uses the guaranteed delivery procedures described on Exhibit A to these Instructions As to Use of Keystone Consolidated Industries, Inc. Subscription Rights Certificates (the “Instructions”).  The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  The Subscription Rights are evidenced by Subscription Rights certificates (the “Subscription Rights Certificates”).

Each whole Subscription Right allows the holder thereof to subscribe for 0.25 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $[•] per share (the “Subscription Price”).

No fractional shares of Common Stock will be issued in the Subscription Rights Offering.  Holders of Common Stock will only be entitled to purchase a whole number of shares of Common Stock, rounded down to the nearest whole share a holder would otherwise be entitled to purchase.  For example, if you owned 100 shares of Common Stock on the Record Date, you would be granted 100 Subscription Rights and you would have the right to purchase 25 shares of Common Stock for $[•] per share (or a total payment of $[•]).  However, if you owned 103 shares of Common Stock on the Record Date, you would be granted 103 Subscription Rights, but you would have the right to purchase only 25 shares of Common Stock (rounded down to the nearest whole share) for $[•] per share (or a total payment of $[•]).  You may exercise any number of your Subscription Rights, or you may choose not to exercise any Subscription Rights.

If you purchase all of the Underlying Shares available to you pursuant to your Basic Subscription Right, you may also choose to purchase a portion of the Underlying Shares that are not purchased by other stockholders through the exercise of their respective Basic Subscription Rights (the “Over-Subscription Privilege”).  If sufficient Underlying Shares are available, the Company will seek to honor the over-subscription requests in full.  If, however, over-subscription requests exceed the number of Underlying Shares available, the Company will allocate the available Underlying Shares pro rata among each person properly exercising the Over-Subscription Privilege in proportion to the number of Underlying Shares each person subscribed for under their Basic Subscription Right.  If this pro rata allocation results in any person receiving a greater number of Underlying Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Underlying Shares for which the person over-subscribed, and the remaining Underlying Shares will be allocated among all other persons exercising Over-Subscription Privileges on the same pro rata basis described above.  The proration process will be repeated until all Underlying Shares have been allocated or all over-subscription requests have been fulfilled, whichever occurs earlier.

The number of Subscription Rights to which a Subscription Rights holder is entitled is printed on the face of the Subscription Rights Certificate.  A Subscription Rights holder should indicate its wishes with regard to the exercise of its Subscription Rights by completing the appropriate portions of its Subscription Rights Certificate and returning the certificate, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right and, if applicable, the Over-Subscription Privilege, to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus and the Instructions.

Assuming the Subscription Rights Offering is completed, the Company intends to use all of the proceeds of the Subscription Rights Offering to declare and pay a special one-time dividend of $[•] per share to all holders of record of Common Stock on the record date to be determined by the Company’s board of directors shortly after completion of the Subscription Rights Offering.

The Company is currently controlled by Contran Corporation (“Contran”).  Contran beneficially owns 9,096,379 shares of Common Stock, which represents approximately 75.2% of the outstanding shares of Common Stock.  Contran has agreed to purchase 2,274,094 Underlying Shares pursuant to its Basic Subscription Rights.  Subject to the availability of Underlying Shares, Contran has also agreed to exercise its Over-Subscription Privilege to the fullest extent possible, which means that even if no stockholders other than Contran exercise their Subscription Rights, the Subscription Rights Offering will nonetheless be fully subscribed.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT MUST BE ACTUALLY RECEIVED, INCLUDING THE FINAL CLEARANCE OF ANY CHECKS, BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.  ONCE A SUBSCRIPTION RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT AND, IF APPLICABLE, THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY BE REVOKED ONLY AS DESCRIBED BELOW. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE SUBSCRIPTION RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.           Exercise of Subscription Rights and Subscription Procedures.

(a) Exercise of Subscription Rights.  To exercise Subscription Rights, complete the Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right and, if applicable, the Over-Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent, including the final clearance of any checks, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

If the number of shares of Common Sock to be subscribed for is not indicated on a Subscription Rights Certificate or notice of guaranteed delivery (as applicable), or if the number of shares of Common Stock indicated do not agree with the aggregate Subscription Price payment delivered, then the Subscription Rights holder will be deemed to have subscribed for the maximum number of Underlying Shares that may be subscribed for under both the Basic Subscription Right and, if applicable, the Over-Subscription Privilege for the aggregate Subscription Price payment delivered.

(b) Acceptance of Subscription Price Payments.  Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent.  Payment of the Subscription Price must be made in United States dollars for the full number of Underlying Shares being subscribed for by check or bank draft drawn upon a United States bank or money order payable to “Computershare Trust Company, N.A., as Subscription Agent.”  Payments will be deemed to have been received by the Subscription Agent only upon (a) the clearance of any uncertified personal check or (b) the receipt by the Subscription Agent of any certified check or bank draft (cashier's check) drawn on a U.S. bank or a money order.

The Subscription Price will be deemed to have been received by the Subscription Agent only upon the clearance of any uncertified check or the receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or any postal, telegraphic or express money order.  If a Subscription Rights holder is paying by uncertified personal check, please note that the funds paid thereby may take several business days to clear.  Accordingly, Subscription Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, postal, telegraphic or express money order.  Please reference the Subscription Rights Certificate number on any check, bank draft or money order.

If the aggregate Subscription Price paid by a Subscription Rights holder exceeds the amount necessary to purchase the number of Underlying Shares for which the Subscription Rights holder has indicated an intention to subscribe, then the remaining amount will be returned to the Subscription Rights holder by mail, without interest or deduction, as soon as practicable after the Expiration Date and after the pro rata allocations contemplated by the terms of the Subscription Rights Offering have been effected.

(c) Delivery of Subscription Rights Certificates and Subscription Price Payments.  The completed and signed Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By First Class Mail:	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

    Eligible Guarantee Institutions may transmit the Notice of Guaranteed Delivery to the Subscription Agent by facsimile transmission to (617) 360-6810 (confirm by telephone to (781) 575-2332).  FACSIMILE DELIVERY OF THE SUBSCRIPTION RIGTS CERTIFICATE WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE VALID DELIVERY.

(d) Procedures for Guaranteed Delivery.  Alternatively, a Subscription Rights holder may cause a written guarantee substantially in the form of the Notice of Guaranteed Delivery for Subscription Rights Certificate included as Exhibit A with these Instructions (the “Notice of Guaranteed Delivery”) to be received by the Subscription Agent at or prior to the Expiration Date, together with payment in full of the applicable Subscription Price.  A Notice of Guaranteed Delivery must be properly completed and signed by both (i) the holder of the Subscription Rights evidenced by the Subscription Rights Certificate and (ii) a member firm of a registered national securities exchange or member of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent.  Such Notice of Guaranteed Delivery must state the name of the Subscription Rights holder, the number of Subscription Rights represented by the Subscription Rights Certificate, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Right and, if applicable, the Over-Subscription Privilege, if any, and must guarantee the delivery to the Subscription Agent of the properly completed and signed Subscription Rights Certificate within three trading days following the date of the Notice of Guaranteed Delivery.  If this procedure is followed, then the Subscription Rights Certificate must be received by the Subscription Agent within three trading days of the date of the Notice of Guaranteed Delivery.

(e) Exercise of Subscription Rights Through a Nominee.  Brokers, dealers, banks and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and, if applicable, the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.  If more Underlying Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, then the Underlying Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ exercise of Subscription Rights pursuant to the Basic Subscription Right.

(f) Revocation.  If a Subscription Rights holder exercises its Subscription Rights, such exercise may be revoked prior to the Expiration Date by following the procedures set forth in these Instructions and in the section entitled “The Subscription Rights Offering–Revocation” in the Prospectus.  In order to effect such a revocation, a written or facsimile transmission notice of revocation must be received by the Subscription Agent, at its address set forth above or facsimile number [(781) 930-4942], prior to the Expiration Date.  Any such notice of revocation must (i) specify the name of the Subscription Rights holder who has exercised the Subscription Rights being revoked, (ii) identify the Subscription Rights Certificate for which a subscription exercise is being revoked (including the certificate control number and the number of Underlying Shares for which such Subscription Rights Certificate may be exercised) and (iii) be signed by the Subscription Rights holder in the same manner as the original signature on the Subscription Rights Certificate previously tendered.  Any Subscription Rights Certificate for which a right of exercise has been revoked will be deemed not to have been validly tendered for purposes of the Subscription Rights Offering and no Underlying Shares will be issued with respect thereto unless such Subscription Rights Certificate is validly retendered.  A properly revoked Subscription Rights Certificate may be retendered by following the procedures described in these Instructions and in the sections entitled “The Subscription Rights Offering–Subscription Procedures” and “The Subscription Rights Offering–Subscription Payments” in the Prospectus at any time prior to the Expiration Date.

(g) Questions and Request for Additional Materials.  For questions regarding the Subscription Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, including a Notice of Guaranteed Delivery and related instructions, please contact the Subscription Agent, Computershare Trust Company, N.A., at c/o Voluntary Corporate Actions, P.O. Box 4301, Providence, RI 02940-3011, or (781) 575-2332, or the Company’s investor relations department at 5430 LBJ Freeway, Suite 1740, Three Lincoln Centre, Dallas, TX 75240, or (972) 458-0028.

A beneficial owner of Subscription Rights who wishes to revoke the exercise of its Subscription Rights made on behalf of such beneficial owner by a broker, dealer, bank or other nominee should instruct such broker, dealer or nominee to revoke the exercise of Subscription Rights on behalf of the beneficial owner before 5:00 p.m., New York City time, on the Expiration Date.

2.           Issuance of Common Stock

As soon as practicable after the completion of the Subscription Rights Offering and the valid exercise of Subscription Rights pursuant to the Basic Subscription Right and the Over-Subscription Privilege, and after the pro rata allocations contemplated by the terms of the Subscription Rights Offering have been effected, the Underlying Shares purchased pursuant to the Subscription Rights Offering will be issued to, and any Excess Cash Payment (as defined below) will be made payable to, the name of the registered holder shown on the face of the Subscription Rights Certificate, and unless instructed otherwise in the Subscription Rights Certificate, the Underlying Shares and any Exercise Cash Payment will be delivered to the address of the registered holder shown on the face of the Subscription Rights Certificate.

(a) Basic Subscription Right.  The Subscription Agent will deliver to each exercising Subscription Rights holder the number of Underlying Shares purchased pursuant to the Basic Subscription Right.  See the section entitled “The Subscription Rights Offering—Basic Subscription Right” in the Prospectus.

(b) Over-Subscription Privilege.  The Subscription Agent will deliver to each Subscription Rights holder who validly exercises the Over-Subscription Privilege the number of Underlying Shares, if any, allocated to such Subscription Rights holder pursuant to the Over-Subscription Privilege.  See the section entitled “The Subscription Rights Offering—Over-Subscription Privilege” in the Prospectus.

(c) Excess Cash Payments. The Subscription Agent will mail to each Subscription Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Underlying Shares that are subscribed for by such Subscription Rights holder but not allocated to such Subscription Rights holder pursuant to the Over-Subscription Privilege (an “Excess Cash Payment”).  See the section entitled “The Subscription Rights Offering— Over-Subscription Privilege” in the Prospectus.

3.           Sale, Transfer or Assignment of Subscription Right.

Subscription Rights may not be sold, transferred, or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, the transfer of Subscription Rights to the estate of a recipient upon the recipient’s death).

4.           Commissions, Fees and Expenses.

The Company will pay all fees and expenses of the Subscription Agent  related to it acting in such role in connection with the Subscription Rights Offering.  The Company has also agreed to indemnify the Subscription Agent from certain liabilities that it may incur in connection with the Subscription Rights Offering.  However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

5.           Execution of Subscription Rights Certificates.

(a) Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement, or change whatsoever.  Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

6.           Method of Delivery to Subscription Agent.

The method of delivery of the Subscription Rights Certificate and the payment of the Subscription Price to the Subscription Agent is at the election and risk of the Subscription Rights holder.  If Subscription Rights Certificates and payment of the Subscription Price are sent by mail, then they should be sent by registered mail, properly insured.  You should also allow sufficient time to ensure delivery to the Subscription Agent and clearance of payment of the Subscription Price prior to the Expiration Date.

7.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

In the case of Subscription Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Subscription Rights from the Book-Entry Transfer Facility account of the Subscription Rights holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege. See the Company’s “Letter to Nominees” and the “Nominee Holder Certification.”

8.	Determinations Regarding the Exercise of Your Subscription Rights.

The Company will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your Subscription Rights and any such determinations by us will be final and binding.  The Company, in its sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as it may determine.  The Company will not be required to make uniform determinations in all cases.  The Company may reject the exercise of any of your Subscription Rights because of any defect or irregularity.  The Company will not accept any exercise of subscription rights until all irregularities have been waived by it or cured by you within such time as the Company decides, in its sole discretion.

Neither the Company nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Rights Certificates, and the Company will not be liable for failure to notify you of any defect or irregularity.  The Company reserves the right to reject your exercise of Subscription Rights if your exercise is not in accordance with the terms of the Subscription Rights Offering or in proper form.  The Company will also not accept the exercise of your Subscription Rights if the issuance of Underlying Shares to you could be deemed unlawful under applicable law.